Exhibit 99.1

CSPi Closes on Sale of Germany Operations

Company to Focus Increased Time and Resources on
Higher-Margin Managed Services Opportunities

LOWELL, Mass., July 31, 2018 -- CSPi (NASDAQ:CSPI), a provider of IT managed services, security solutions and packet capture products, today announced that it has closed on the sale of its Germany operations (CSPi GmbH, Technology Solutions) to European IT service provider and media conglomerate Reply (MTA, STAR: REY) for €10.0 million in cash (approximately $11.7 million at current exchange rates). In addition, CSPi has received from Reply €2.3 million (approximately $2.8 million) in cash from the CSPi GmbH’s balance sheet at the time of the closing. Reply has acquired all of the outstanding stock of CSPi GmbH, along with all of its assets and liabilities, including its pension obligation.

CSPi will continue to operate its United Kingdom location to serve certain multinational clients.

About CSP Inc.
CSPi (NASDAQ:CSPI) maintains two distinct and dynamic divisions - the High Performance Products, including the Cybersecurity Center of Excellence, and Technology Solutions - with a shared vision for technology excellence.  CSPi’s cybersecurity solutions protect an organization’s critical assets to minimize or remove the impact of the inevitable data breach. Our ARIA Software Defined Security platform solves the complexities associated with securing DevOps environments, while our Myricom nVoy Series appliances provide automated breach identification and notification, enabled by the 10G dropless packet capture inherent in our Myricom® ARC intelligent adapters. CSPi’s Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and security services by partnering with best-in-class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24 x 7 proactive support. Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking; and Wireless & Mobility. For more information, please visit www.cspi.com.

Myricom and ARIA are trademarks of CSP Inc. All other brand names, product names or trademarks belong to their respective owners.

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, the expected closing and timing of the transaction.  The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks that could affect, prevent, or delay the closing and timing of the transaction  and such other risk factors affecting the Company include the ability to satisfy the closing conditions, receipt of regulatory approval, general economic conditions, market factors, competitive factors, and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.
Contact:
Gary Levine
Chief Financial Officer
CSPi
Tel: 978.954.5040
Fax: 978.455.3251